Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No 333-239626) on Form S-8 of our report dated June 21, 2024, appearing in this Annual Report on Form 11-K of the Willscot Mobile Mini 401(k) Plan as of December 31, 2023 and 2022 and for the year ended December 31, 2023.

Owings Mills, Maryland
June 21, 2024
10200 Grand Central Avenue · Suite 250 · Owings Mills · Maryland 21117 · P 410.584.0060 · F 410.584.0061